Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement (No. 333-219626) on Form S-8 of RBB Bancorp and Subsidiaries of our report dated March 12, 2023 relating to our audit of the the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2021 appearing in this annual report on Form 10-K for the year ended December 31, 2023.

/s/ Eide Bailly LLP

Los Angeles, California

March 12, 2024